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                                                                  Exhibit (h)(1)

                           ADMINISTRATION AGREEMENT


     THIS AGREEMENT is made as of this 1/st/ day of April, 2001, by and between UAM Funds, Inc., a Maryland corporation, (the "Company"), and SEI Investments Mutual Funds Services (the "Administrator"), a Delaware business trust.

     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series portfolios ("Portfolios"), each of which may consist of one or more classes of shares of common stock ("Shares"); and

     WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to such Portfolios of the Company as listed on Schedule A attached hereto ("Schedule A"), and made a part of this Agreement, on the terms and conditions hereinafter set forth herein;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and intending to be legally bound hereby, the Company and the Administrator hereby agree as follows:

     ARTICLE 1.  Retention of the Administrator.  The Company hereby retains the
                 ------------------------------
Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with accounting and administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below. The Administrator shall, for all purposes herein, be deemed to be an independent contractor.

     ARTICLE 2.  Administrative and Accounting Services. The Administrator shall
                 --------------------------------------
perform or supervise the performance by others of accounting and administrative services in connection with the operations of the Portfolios. The Administrator shall provide the Board of Directors of the Company (the "Directors") with such reports regarding investment performance, the operation of the Portfolios and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request, but shall have no responsibility for supervising the performance of any investment adviser or sub-adviser, including any investment adviser's or sub-adviser's compliance with applicable investment policies and applicable laws, rules and regulations governing investments of the Portfolios, except that SEI shall perform secondary compliance testing as set forth below. The Administrator may sub-contract with third parties to perform certain of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain principally responsible to the Company for the acts and omissions of such other entities.

     The Administrator shall provide the Company with administrative services, regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Directors' meetings) for handling the affairs of the Portfolios and such other services as the
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Directors may, from time to time, reasonably request and the Administrator shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, as reasonably requested by the Directors, the Administrator shall make reports to the Directors concerning the performance of its obligations hereunder.

     Without limiting the generality of the foregoing, with respect to each Portfolio, the Administrator shall:

     (A) calculate contractual expenses and control all disbursements and, as appropriate, compute the yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

     (B) coordinate the processing and payment of all fund related expenses, prepare Fund portfolio expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of a Portfolio's average daily net assets (e.g., advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (e.g., audit fees, registration fees);

     (C) maintain the general ledger and prepare the financial statements, including expense accruals and payments, and provide financial information for proxies, registration statements and other shareholder communications;

     (D)  calculate the net asset value of each Portfolio;

     (E) calculate performance data and disseminate to information services covering the investment company industry;

     (F)  prepare and file tax returns;

     (G) assist in the coordination of communications and data collection with regards to any yearly audit by independent accountants;

     (H) calculate and recommend dividend and capital gain distributions in accordance with distribution policies detailed in prospectuses;

     (I) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout, printing and filing of semi-annual and annual reports to shareholders;

     (J) assist with the development and preparation of communications to shareholders, including the annual and semi-annual reports to shareholders, review shareholder letters and MD&A disclosures, coordinate mailing prospectuses, notices, proxy statements, proxies and other reports to shareholders, and supervise and facilitate the solicitation of proxies solicited by the Company for all shareholder meetings, including tabulation process for shareholder meetings;

                                      -2-
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     (K)  perform secondary portfolio compliance monitoring on a trade date plus two day basis for each Portfolio and coordinate with the investment adviser and fund counsel resolution of violations;

     (L) monitor on a secondary basis the regulated investment company status of the Company and its Portfolios under the Internal Revenue Code of 1986, as amended;

     (M) prepare and file with the SEC the semi-annual report for the Company on Form NSAR and all required notices pursuant to Rule 24f-2;

     (N) for new Portfolios, obtain Employer or Taxpayer Identification or CUSIP numbers, estimate organizational costs and monitor against actual disbursements;

     (O) notify shareholders as to what portion, if any, of distributions made during the prior fiscal year were exempt-interest dividends;

     (P) provide Form 1099-MISC to persons other than corporations (i.e., the Directors) to whom the Fund paid more than $600 during the year;

     (Q) coordinate with Company counsel in connection with the preparation and filing of fund organizational documents, prospectuses, statements of additional information, registration statements, and proxy materials;

     (R) coordinate with and monitor the work of Company counsel, including the preparation and review of contracts on behalf of the Company with, among others, the Company's transfer agent, investment adviser, sub-adviser, distributor, independent accountants, and custodian, and the review and analysis of affiliated transactions contemplated by advisers and in-kind redemptions;

     (S) coordinate the preparation of the board agenda and the production of board meeting materials, and attend board meetings;

     (T) assist with the ongoing design, development, and operation of the Company, including new portfolio and class investment objectives, policies and structure;

     (U) provide individuals acceptable to the Directors for nomination, appointment, or election as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Directors;

     (V) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rule 17g-1 and paragraph (d)(7) of Rule 17d-1 under the 1940 Act as such bonds and policies are approved by the Company's Board of Directors;

     (W) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Shares with state securities authorities, monitor sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Company and Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

     (X) prepare and periodically update the compliance manual for the Portfolios, and periodically assist in training of portfolio managers, management and fund accountants concerning the compliance manual and procedures;

     (Y) act as compliance officer pursuant to the Company's Code of Ethics, provide guidance to advisers interpreting the Company's Code and identifying violations, and, to the extent required by the Company's Code, oversee collection of quarterly reports from officers, Board members, advisers and underwriter and make reports to the Board; and

     (Z) coordinate communications and data collection with regards to any regulatory examination of the Company or the Portfolios, provide guidance to advisers during such examinations, and participate in exit interviews.

     Also, the Administrator will perform other services for the Company as agreed from time to time, including, but not limited to, internal audit examinations; mailing of semi-annual and annual reports of the Portfolios; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Company will pay the Administrator's reasonable out-of-pocket expenses (including such expenses paid to any third party employed by the Administrator in fulfilling its duties hereunder).

     In meeting its duties hereunder, Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

     ARTICLE 3.  Allocation of Charges and Expenses.
                 ----------------------------------

     (A)  The Administrator. The Administrator shall furnish at its own expense
          -----------------
the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay all compensation, if any, of officers of the Company as well as all Directors of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Directors of the Company to perform services on behalf of the Company.

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     (B)  Company Expenses. The Company assumes and shall pay or cause to be
          ----------------
paid all other expenses of the Company not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or the investment adviser to the Company or any affiliated corporation of the Administrator or the investment adviser, the costs of Directors' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Company. The Company shall also reimburse the Administrator for all reasonable charges for SAS 70 audit charges.

     ARTICLE 4.  Compensation of the Administrator. For the services to be
                 ---------------------------------
rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator compensation at an annual rate specified in Schedule A to this Agreement. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

     ARTICLE 5.  Limitation of Liability of the Administrator. The duties of the
                 --------------------------------------------
Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to the Company for consequential, indirect or punitive damages.

     So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of administration, accounting, and dividend disbursing relationships to the Company under this Agreement or any other service rendered to the Company hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

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     The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Company does not elect to assume the defense of a suit, it will reimburse the Administrator for the fees and expenses of any counsel retained by the Administrator.

     The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Company until receipt of written notice thereof from the Company.

     Nothing herein shall make Administrator liable for the performance or omissions of unaffiliated, nationally or regionally recognized third parties such as, by way of example and not limitation, Airborne Services, Federal Express, UPS, the U.S. Mails, AT&T, Sprint, MCI and other delivery, telecommunications and other companies not under Administrator's reasonable control, and third parties not under Administrator's reasonable control providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), transfer agents and custodian banks.

     ARTICLE 6.  Activities of the Administrator. The services of the
                 -------------------------------
Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and Shareholders of the Company are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in the Company, and that the Administrator may be or become interested in the Company as a Shareholder or otherwise.

     ARTICLE 7.  Confidentiality. The Administrator agrees on behalf of itself
                 ---------------
and its employees to treat confidentially all records and other information relative to the Company and its prior, present or potential Shareholders and their prior, present or potential customers, except, after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such

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information by duly constituted authorities, or when so requested by the
Company. Further, the Company acknowledges that it has access to confidential information about the Administrator's business and operations and the Company and its affiliates agree to hold such information in strict confidence, and not to disclose confidential information to any third-party except as required by law or where Company may be exposed to civil or criminal contempt proceedings for failure to comply with disclosure.

     ARTICLE 8.  Equipment Failures. In the event of equipment failures beyond
                 ------------------
the Administrator's control, the Administrator shall, at no additional expense to the Company, take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     ARTICLE 9.  Compliance With Governmental Rules and Regulations.  The
                 --------------------------------------------------
Administrator undertakes to comply in all material respects with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

     ARTICLE 10.  Duration and Termination of this Agreement. This Agreement
                  ------------------------------------------
shall become effective on the date set forth in the Schedule A and shall remain in effect for the initial term of the Agreement (the "Initial Term") and each renewal term thereof (each, a "Renewal Term"), each as set forth in Schedule A, unless terminated in accordance with the provisions of this Article 10. This Agreement may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on 90 days' prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (c) effective upon the liquidation of the Administrator; or (d) as to any Portfolio or the Company, effective upon the liquidation of such Portfolio or the Company, as the case may be. For purposes of this Article 10, the term "liquidation" shall mean a transaction in which the assets of the Administrator, the Company or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

     This Agreement shall not be assignable by the Administrator, without the prior written consent of the Company, except to an entity that is controlled by, or under common control with, the Administrator.

     ARTICLE 11.  Entire Agreement; Amendments.  This Agreement constitutes the
                  ----------------------------
entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or

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waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     ARTICLE 12.  Certain Records.  The Administrator shall maintain customary
                  ---------------
records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

     ARTICLE 13.  Definitions of Certain Terms. The terms "interested person"
                  ----------------------------
and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 14.  Notice. Any notice required or permitted to be given by either
                  ------
party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Company, at [address]; and if to the Administrator at One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

     ARTICLE 15.  Governing Law. This Agreement shall be construed in accordance
                  -------------
with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 16.  Multiple Originals. This Agreement may be executed in two or
                  ------------------
more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 17.  Binding Agreement. This Agreement, and the rights and
                  -----------------
obligations of the parties and the Portfolios hereunder, shall be binding on, and inure to the benefit of, the parties and the Portfolios and the respective successors and assigns of each of them.

     ARTICLE 18.  Severability. If any part, term or provision of this Agreement
                  ------------
is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

UAM FUNDS, INC.


By: /s/ James F. Orr
   -----------------
Name:  James F. Orr
Title:  President


Attest:  /s/ Molly S. Mugler
       ---------------------


SEI INVESTMENTS MUTUAL FUNDS SERVICES


By:  /s/ Timothy D. Barto
   ----------------------
Name:  Timothy D. Barto
Title: Vice President


Attest:_____________

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                                  SCHEDULE A
                        TO THE ADMINISTRATION AGREEMENT
                           DATED AS OF APRIL l, 2001
                                    BETWEEN
                                UAM FUNDS, INC.
                                      AND
                     SEI INVESTMENTS MUTUAL FUNDS SERVICES


Portfolios:  This Agreement shall apply to all Portfolios of the Company, either now existing or in the future created. The current portfolios of the Company (collectively, the "Portfolios") are set forth below under "Fees".

Fees: Pursuant to Article 4, the Company shall pay the Administrator the following fees for services rendered to the Portfolios:

             (a) each Portfolio shall pay an asset based fee at an annual rate, which is calculated daily and paid monthly, as follows:

             Acadian Emerging Mkt                                0.093%
             C&B Balanced Portfolio                              0.093%
             C&B Equity Portfolio                                0.073%
             C&B Equity Portfolio for Taxable Investors          0.073%
             C&B Mid Cap Equity Portfolio                        0.073%
             Dwight Limited Maturity Bond Portfolio              0.073%
             Dwight Money Market Portfolio                       0.053%
             FMA Small Company Portfolio                         0.073%
             ICM Small Company Portfolio                         0.073%
             Independence Small Cap Value Portfolio              0.073%
             McKee Domestic Equity Portfolio                     0.073%
             McKee International Portfolio                       0.093%
             McKee Small Cap Equity Portfolio                    0.073%
             NWQ Special Equity Portfolio                        0.073%
             Rice Hall James Small Cap Portfolio                 0.073%
             Rice Hall James Small/Mid Cap Portfolio             0.073%
             Sirach Bond Portfolio                               0.073%
             Sirach Equity Portfolio                             0.073%
             Sirach Growth Portfolio                             0.073%
             Sirach Special Equity Portfolio                     0.073%
             Sirach Strategic Balanced Portfolio                 0.093%
             Sterling Partners' Balanced Portfolio               0.093%
             Sterling Partners' Small Cap Value Portfolio        0.073%
             TS&W Equity Portfolio                               0.093%
             TS&W Fixed Income Portfolio                         0.073%
             TS&W International Portfolio                        0.093%

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